Exhibit 10.21

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

CHARLOTTE’S WEB, INC.

Tony True

***

Offer sent via email

June 4, 2019

Dear Tony,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Customer Officer of Charlotte’s Web, Inc. (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Chief Customer Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Location

Your principal place of employment shall be at the Company’s offices located at 2425 55th Street, Boulder, Colorado 80301, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is July 8, 2019 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $385,000.00 per year, subject to review from time to time, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Equity Grant

As soon as practicable following the Start Date, you will receive a one-time equity award in the form of options to purchase shares of the Company’s common stock having an aggregate value of $288,750 at an exercise price determined as of the grant date. The award will be subject to the terms and conditions of the Company’s 2018 long term incentive plan and an award agreement and will vest in four (4) equal tranches on each of the first four (4) anniversaries of the Start Date.

Annual Bonus

You will be eligible to participate in the Company’s annual short-term incentive bonus plan on the same terms and conditions as other similarly situated executives. For 2019, your target bonus opportunity will be 60% of base salary, with a maximum payout opportunity of 150% of base salary. For 2019, this bonus amount will be prorated in accordance with the number of days of your employment in 2019. Actual payments will be determined based on Company results and individual performance against applicable performance metrics to be jointly developed between you and the Company. Any annual bonus with respect to a particular calendar year will generally be paid within two and a half months following the end of the year.

Long Term Incentive Program

You will be eligible to participate in the Company’s long-term incentive program on similar terms and conditions as other similarly situated executives. Commencing in 2020, your target equity incentive opportunity will be 75% of your base salary, with the exception that this equity award will consist of 75% stock options and 25% restricted stock awards, each of which will vest of a four-year vesting scheduled with 25% of each award vesting on each anniversary date.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, subject to the terms and conditions of such plans and programs, which are (subject to final approvals) anticipated to include (i) full health and dental for family; (ii) disability and life insurance; (iii) 401 (k) (with Company match at 100% of first 3% and 50% of next 2%); (iv) access to free company products; and (v) up to $14,000 to partner with our relocation vendor for costs incurred in relocation of family and personal effects.

You will be eligible for our Executive Open Paid Time Off plan and therefore will not accrue PTO, but will have the unlimited availability of flexible leave while continuing to be paid on a salaried basis. During your use of open PTO, you will be expected to log your use of PTO leave in accordance of company policies. The Company’s Executive Open PTO policy is subject to change at the Company’s discretion.

Additionally, you will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Severance

If your employment with the Company is involuntarily terminated for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, you will be eligible to receive severance in accordance with the company’s severance plan, the terms of which are to be finalized by the Company’s Compensation Committee.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Governing Law

This offer letter shall be governed by the laws of the State of Colorado, without regard to conflict of law principles.

Contingent Offer

This offer is contingent upon:

a.	Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the 1-9 Form’s List of Acceptable Documents is enclosed for your review.

b.	Satisfactory completion of reference checks.

c.	Satisfactory completion of a background investigation.

d.	Your execution of the Company’s industry-standard Employee Confidentiality, Non- Disclosure, Non-Compete and Conflict of Interest Agreement, a copy of which will be provided to you before your Start Date.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as noncompetition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until June 10, 2019, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

On behalf of Charlotte’s Web, Inc.

Signed
Name: Adrienne Elsner
Title: CEO

Acceptance of Offer

I have read and understood and 1 accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Tony True

Signed

Date